                                     Ching-Sang Hong

                                     c/o Andrew Chien

                                     USChina Taiwan Inc.

                                     665 Ellsworth Avenue

                                     New Haven, CT 06511

VIA Edgar

August 12, 2010

U.S. Securities and Exchange Commission

Division of Corporate Finance

Mail Stop 3010

Washington, DC 20549-7010

Re:  USChina Taiwan Inc. (the "Company")

Registration Statement of Form S-1

File number: 333-165526

Attention:   Phil Rothenberg

             Sonia Barros

Subject: Rule 12g-1 of the Securities Exchange Act 1934.

Dear Sir:

     We found that Rule 12g-1 of the Securities Exchange Act 1934 was cited in SEC comments letters. One example is in the following link:

http://www.sec.gov/Archives/edgar/data/1478913/000000000010003313/filename1.pdf

     Which was made by Ronald E. Alpher, staff attorney at 202-551-3329, Brigitti Lippmann, Special Counsel at 202-551-3713, H. Christopher Owings, Assistant Director at 202-551-3725 for the company China Education Acquisition, CIK 1478913.

Sincerely Yours,

/s/Ching-Sang Hong

 President

1